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                                                                   Exhibit 10.16

                               SERVICES AGREEMENT

This Services Agreement ("Agreement") is made and entered into effective the 31M day of March, 2005 (the ("Effective Date"), by and between Concentra Integrated Services, Inc. ("CIS") and Amerisafe Risk Services, Inc. ("ARS").

     WHEREAS, CIS offer workers' compensation payors a variety of health care management and cost containment services;

     WHEREAS, ARS is a health care payor that requires certain health care management and cost containment services; and

     WHEREAS, ARS desires to engage CIS to perform certain health care management and/or cost containment services upon its request and CIS desires to provide such services, pursuant to and in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants conditions contained herein, the parties agree as follows:

1.   SERVICES

          1.1 DESCRIPTION OF SERVICES. ARS hereby engages CIS, by itself and through its affiliated organizations including Concentra Preferred Systems, Inc. ("CPS"), to perform the specific health care management and/or cost containment services (collectively, the "Services") described on Exhibit A.

          1.2 REPORTS. CIS hereby agrees to provide ARS with monthly and/or quarterly reports that ARS and CIS mutually agree upon, which summarize and describe the Services that were provided to ARS by CIS for the previous period. If ARS requests additional reports, CIS will make commercially reasonable efforts to provide the reports requested by ARS in a format that ARS and CIS mutually agreed upon.

2.   FINANCIAL MATTERS.

          2.1 COMPENSATION. ARS will pay CIS for the performance of Services in accordance with Exhibit A CIS will provide invoices to ARS each month that itemizes the Services provided by CIS for ARS. ARS will notify CIS of any disputed amounts within 15 days of the date ARS receives the invoice. ARS will pay each undisputed invoice within thirty (30) days of receipt. Any payment of undisputed amounts that is not made by ARS within thirty (30) days of receipt of CIS' invoice will bear interest at the rate of one and one-half percent (1.5%) per month or, if lesser, the maximum rate permitted by applicable law.

          2.2 RESPONSIBILITY FOR BILL PAYMENT. Both parties acknowledge and agree that the adjudication and payment of benefits for health care services is solely ARS's right and its responsibility and that CIS has no authority or responsibility for such payment Both parties agree not to make any representation to the contrary to any person.
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3.   INSURANCE. CIS will procure and maintain at CIS' sole cost and expense all insurance coverage required by applicable law and by customary business practices for the performance of the Services. At a minimum, such coverage will include:

               (a)  workers' compensation insurance at statutory limits;

               (b) general liability insurance with limits of not less than $1 million per claim and $3 million in the aggregate, and

               (c) professional liability insurance with limits of not less than $1 million per medical incident and $3 million in the aggregate.

     Upon receipt of its written request, CIS will provide a certificate of insurance evidencing the foregoing coverage.

4. COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. In performing their respective obligations under this Agreement and the activities contemplated hereby, each party and its respective officers, directors, employees, agents, subcontractors, and independent contractors will comply fully with all applicable laws, rules and regulations.

5.   TERM AND TERMINATION.

          5.1 The term of this Agreement will be one (1) year commencing on the Effective Date. This Agreement will automatically renew for successive one
     (1) year terms, subject to earlier termination by either of the parties as the terms of this Agreement provide.

          5.2 This Agreement, and all rights and duties hereunder, will terminate if any of the following events occur:

               (a) The parties mutually agree to terminate this Agreement in writing;

               (b) One of the parties provides the other, at anytime, without cause, sixty (60) days prior written notice of its intention to terminate this Agreement;

               (c) Upon notice if a government body with regulatory authority over either of the parties' activities notifies ARS that it no longer approves its use of CIS' Services or there is a change in an applicable state or federal law or regulation, or an administrative or judicial order or decision significantly reduces or prevents either of the parties from fulfilling CIS' obligations under this Agreement; or

               (d) Either of the parties materially breaches or defaults in its performance under this Agreement, and fails to cure or commence to cure such breach or default to the other's satisfaction within thirty (30) days after receipt of written notice of such breach or default. Failure to obtain and maintain any required licenses, certifications or accreditations necessary to conduct business under this Agreement will be considered to be a material default;
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               (e)  In the event ARS and MedRisk, Inc. ("MedRisk") terminate their relationship, this contract will be renegotiated within 30 days after the data CIS is notified in writing by ARS of said termination In the event of such termination, ARS will notify CIS within five (5) business days.

          5.3 Sections 5, 6, 7, 8, 9, 11 and 12 will survive the termination of this Agreement.

6.   WORK PRODUCT.

          6.1 For the purposes of this Agreement, "Work Product" is defined as all inventions, improvements, computer programs, discoveries, ideas, processes, systems, writings, or other works made or conceived by CIS, CIS' employees, agents, or independent contractors which are (a)(i) produced directly in the course of performing the Services under this Agreement but that are outside the normal scope of such performance; or (ii) developed or made during the term of this Agreement with the use of any of its proprietary systems; and (b) are directly related to a specific service or product development ARS requests; and (c) are unique to ARS and not developed for use generally with CIS' other clients. CIS hereby assigns to ARS all rights, title and interest it may have in the Work Product at all stages of development and upon completion, and all patents and copyrights in the Work Product. CIS will render all reasonably required assistance to ARS to protect the rights described above.

          6.2 CIS has not and will not assign, license or otherwise transfer ownership, rights, title, or interest in the Work Product to any third party.

          6.3 The parties agree that Work Product does not include any inventions, improvements, computer programs, discoveries, ideas, processes, systems, writings, or other works (a) that existed prior to the Effective Date, or (b) that CIS, or any third party CIS has hired, developed, conceived or existed prior to the Effective Date, or (c) that CIS, or any third party CIS has hired, independently develop without its dedicated financial assistance after the Effective Date.

7.   OWNERSHIP OF INFORMATION AND DATA REQUIREMENTS

          7.1 All ARS specific information, data, documents, records, reports will at all times be considered its property. CIS may, however, retain copies of any documents, including but not limited to the Work Product, that might be necessary to defend any suit relating to CIS' Services under this Agreement or in the normal course of CIS' business.

          7.2 AI data analysis and evaluation tools, including information systems, technology, report formats, computer programs, processes, efforts and methods developed or used by CIS in performing this Agreement will remain CIS' sole property.

          7.3 If this Agreement is terminated, CIS will provide ARS or its successor with those records reasonably required for subsequent administration in the standard format then used by CIS for storage of records subject to applicable laws. ARS and/or
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     such successor provider will make records serviced by CIS reasonably available to CIS for litigation, pre-litigation and for conflict resolution purposes.

8.   CONFIDENTIALITY.

          8.1 "Confidential Information" means all written and oral information, documents and data previously or hereafter obtained by one of CIS or CIS' representatives from the other, or its affiliates or representatives, in connection with this Agreement and the transactions it contemplates, and includes proprietary services and methodologies, negotiated contract rates, technical data, programs, customer lists, lists of employees and agents, sales and marketing plans, operating procedures, agreements and related information, the past, present, and prospective methods, procedures, and techniques utilized in identifying prospective referral sources, compilations of information, records, and processes which are used in the operation of CIS' respective businesses, and all confidential medical information.

          8.2 Each of the parties acknowledges that the other's Confidential Information constitutes valuable property and trade secrets, which are entitled to protection. Each of the parties will hold all Confidential Information in strict confidence, and neither of the parties nor any of CIS' affiliates or representatives will directly or indirectly (a) use or permit the use of any of the other's Confidential Information for or in connection with any purpose other than the performance of this Agreement
     (b) disclose or permit the disclosure of any of the other's Confidential Information to any person or entity other than the other's representatives, or (c) duplicate, copy or reproduce any of the Confidential information except with the prior consent of the owner, except as necessary for the performance of this Agreement or for review by CIS' respective officers or shareholders or their representatives However, the obligation o hold Confidential Information in confidence and not to use, copy or disclose it will not extend to the following information that may otherwise constitute Confidential Information:

                    (i) Information that, at the time of the use, copying or disclosure, was readily ascertainable from public sources or was known by or available to competitors, clients or customers of either of the parties by publication or otherwise, sources which arise by virtue of this Agreement;

                    (ii) Information that comes from a third party and was not acquired by such third party in violation of any obligation of confidentiality;

                    (iii) Information required to be disclosed by law, provided that disclosure of such information will be limited to only such disclosure that is required to be made by applicable law;

                    (iv) Information that has been used for statistical purposes only, with all identifying information as to its origin or source removed; or
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                    (v)  Information that the parties have agreed to share to
                         advance joint projects between Concentra and ARS.

     Without limiting any other obligations or liability of either of the parties under this Agreement, each of the parties will take an appropriate and reasonable action necessary to prevent the unauthorized use, disclosure, copying or reproduction and to protect and maintain the confidentiality of the Confidential Information. Each of the parties will advise its respective representatives of the terms of this Section and use reasonable efforts to cause them to comply with its terms. Each of the parties will immediately notify the other of the circumstances surrounding any breach of this Section.

          8.3 Within ten (10) days after receiving written request from the owner of Confidential Information to return Confidential Information, all documents and other materials constituting such Confidential Information, including all copies, reproductions, extracts, and summaries of such Confidential Information will be returned to its owner except what may be necessary to continue to perform the Services.. Any portion of the Confidential information that consists of analysis, computations, studies or notes prepared by the receiving party or its representatives, or is necessary to continue performing the Services will be either held by the recipient or its representatives and kept confidential subject to the terms of this Agreement, or destroyed.

          8.4 Both parties acknowledge that the breach or attempted breach of obligations under this Section will cause irreparable injury and that any remedy at law will be inadequate. Both parties acknowledge that, in addition to any other relief, each of the parties will be entitled to seek injunctive and other equitable relief in case of any such breach or attempted breach. Both parties expressly waive any requirement that the breaching party could assert for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief.

          8.5 Each of the parties will comply with any applicable federal or state laws or regulations that are or may become effective during the term of this Agreement.

9.   INDEPENDENT CONTRACTOR.

          9.1 Each of the parties is an independent contractor of the other and neither of the parties is a partner, joint venturer, agent or representative of the other. There is no employment relationship between them. Neither of the parties has the right or authority to make any representation or warranty or incur any obligation or liability on behalf of the other. Neither of the parties will make any representation to a third party inconsistent with this paragraph. ARS will have no control over the employment, discharge, compensation of and service rendered by CIS' employees or agents.

          9.2 CIS reserves the right to outsource, at CIS' sole discretion, some or all of the Services it is required to perform under this Agreement to subcontractors of CIS' choice CIS will notify ARS 30 days in advance of any additions or deletions of PPO networks available to ARS that have been mutually agreed upon.
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10.  INDEMNIFICATION.

          10.1 Each of the parties hereby covenants and agrees to indemnify, defend, and hold harmless the other, and its officers, directors, employees, and affiliates, from and against any and all liability, loss, cost, or expense (including, without limitation, reasonable attorneys' fees), arising out of its own material breach, negligence or misconduct in the performance of its respective duties and obligations in this Agreement and for any claim by a third party of violation of its intellectual property rights.

          10.2 Written notice will be promptly provided to the indemnifier of any claim that is being asserted for which such indemnification is sought That notice will include a true copy of the claim including, and any summons or other process, pleading, or notice issued in any lawsuit or other proceeding to assert or enforce such claim If the receiver of the notice accepts the obligation to indemnify, the receiver reserves the right to control the investigation, trial, and defense of such lawsuit or action (including all negotiations to effect settlement) and any appeal arising there from and to employ or engage attorneys of its own choice.

          10.3 The party who is seeking indemnification, may, at its own cost, participate in such investigation, trial, and defense of such lawsuit or action and any appeal arising there from. Each of the parties' respective employees, agents, servants, and representatives will provide full cooperation to the other at all times during the pendency of the claim or lawsuit, including without limitation, and all available information with respect thereto.

11.  AUDIT

          11.1 CIS will maintain records applicable to the work performed under this Agreement. CIS will keep these records available for inspection by ARS, its auditors and advisors as provided under applicable laws for a period of three (3) years following completion of work or expiration or termination of this Agreement.

          11.2 At any time during the three (3) year period but no more frequently than twice annually, during which the records are maintained by CIS, ARS may audit those of CIS' records that are directly related to this Agreement to determine the accuracy of bills submitted by CIS under the compensation section hereto. ARS must give CIS at least ten (10) days prior written notice of its intention to perform an audit.

12.  DISPUTE RESOLUTION,

          12.1 The parties will work together in good faith to resolve any disputes about their business relationship In case of any dispute arising between the parties to this Agreement that the parties cannot resolve themselves after a good faith attempt, the parties agree to binding arbitration to resolve any such dispute. Either party may initiate such binding arbitration to take place at a mutually agreeable location by notifying the other party in writing. Each party will bear the expense of its own arbitrator and attorney's fees and both parties will share equally the expense of the arbitrators and the arbitration. Arbitrators will have no authority to award punitive or exemplary damages. In addition, their parties expressly waive and disclaim any right to bring any claim in any
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     and all forums as a class action or as a private Attorney General. No party may serve as a class representative or a member of a class in litigation adverse to another party.

13.  MISCELLANEOUS PROVISIONS.

          13.1 This Agreement (including the recitals and all exhibits attached hereto) (i) represents the entire agreement between the parties with respect to the subject matter of this Agreement (ii) supersedes all prior and contemporaneous purchase orders, agreements, understandings, representations and warranties relating to the subject matter of this Agreement, and (iii) may only be amended, canceled or rescinded by a writing signed by both of parties.

          13.2 All notices and consents permitted or required under this Agreement must be in writing and will be deemed received upon to the address set forth below either in person or by commercial courier with confirmation of receipt or three (3) days after submission by registered or certified mail:

          CIS:  Concentra Integrated Services, Inc.
                5080 Spectrum Drive, Suite 400 West
                Addison, Texas 75001
                Fax: (972) 387-1938
                Attention: Office of General Counsel

          ARS:  Amerisafe Risk Services, Inc.
                2301 Highway 190 West
                DeRidder, Louisiana 70634
                Attention: H.O. "Chris" Lestage, IV

          13.3 Section and other headings in this Agreement are for convenience only and will not be used to affect, broaden or limit this Agreement.

          13.4 This Agreement will be governed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law provisions.

          13.5 If any provision in this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such provision will be construed, limited or, severed, but only to the extent necessary to eliminate such invalidity or unenforceability, and the other provisions of this Agreement will remain unaffected.

          13.6 This Agreement represents the wording selected mutually by the parties to define this Agreement and no rule of strict construction will apply against either of the parties. Whenever the context reasonably permits, the singular will include the plural, the plural will include the singular, and the whole will include any part thereof.

          13.7 This Agreement will be binding upon and inure to the benefit of each of the parties and their respective representatives, successors and permitted assigns.

          13.8 Except for obligations to make payment, neither of the parties will be liable to the other for any failure of (or delay in performance of) its respective obligations hereunder due to any cause or circumstance which is beyond its reasonable control
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     including, but without limiting the generality of the foregoing, any failure or delay caused by strike, lockout, labor shortage, fire, explosion, shipwreck, act of God or the public enemy, war, riot, interference by the military or governmental authorities, or compliance with the laws of the United States or with the laws or orders of any other government or regulatory authority.

          13.9 This Agreement may be executed in any number of duplicate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

          13.10 Except as provided for herein, neither of the parties may modify, publish, transfer or assign any material in any media provided by the other, in whole or part or without the other's express written permission, nor may either of the parties use the other's name, trademark or other proprietary material without the other's written permission. Neither of the parties will use the other's trademarks, trade names or logos without the prior written permission of the owner of the marks.

          13.11 This Agreement or any duty or obligation of performance hereunder may not be assigned, in whole or in part, by either of the parties without the prior written consent of the other, except that either of the parties may assign this Agreement to its parent or any subsidiary or in the event of a sale or merger of the majority of its assets without the other's prior consent.

          13.12 Acceptance by either of the parties of any performance less than required hereby will not be deemed to be a waiver or the right to enforce all of the terms and conditions of this Agreement. No waiver of any such right will be binding unless either of the parties puts such waiver in writing and it is signed by both of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first herein written.

Concentra Integrated Services, Inc.:     Amerisafe Risk Services, Inc.:


By: /s/ Bruce D. Singleton               By: /s/ H.O. Lestage, IV
    ----------------------------------       -----------------------------------
Name: Bruce D. Singleton                 Name: H.O. "Chris" Lestage, IV
Title: Vice President                    Title: Senior Vice President, Claims